Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Erick Mason
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Investors: Leigh Parrish, (212) 850-5651
Media: Evan Goetz, Allison Altman, (212) 850-5600

For Immediate Release

GUITAR CENTER, INC. REPORTS SECOND QUARTER 2006 RESULTS

Second Quarter Consolidated Net Sales Increased 13.8% to $458.0 Million

Second Quarter Net Income Increased 4.0% to $13.4 Million,
or $0.47 Per Diluted Share

Westlake Village, CA (August 1, 2006) — Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced financial results for the second quarter ended June 30, 2006.

Consolidated net sales increased 13.8% to $458.0 million in the second quarter from $402.3 million in the same period of 2005.

Net income increased 4.0% to $13.4 million, or $0.47 per diluted share, from net income of $12.9 million, or $0.46 per diluted share, in the second quarter of the prior year.  Net income in the second quarter of 2006 included stock-based compensation expense under the Company’s long-term incentive plan (LTIP) of $1.2 million after-tax, or $0.04 per diluted share, and other stock-based compensation expense of $1.9 million after-tax, or $0.06 per diluted share.  Second quarter 2006 net income also included adjustments to income tax expense resulting in a net benefit of approximately $0.02 per diluted share.  Net income in the prior year period included charges of $2.1 million after-tax, or $0.07 per diluted share, related to the acquisition of Music & Arts Center, Inc.

Erick Mason, Executive Vice President and Chief Financial Officer stated, “Overall, we are pleased with our performance for the quarter.  We generated top line results in the middle of our expected range and net income toward the high end of our guidance.  We achieved a 5.1% comparable store sales increase in our Guitar Center division, despite experiencing a more challenging retail environment throughout the quarter.  The growth at Music & Arts enabled us to better leverage our infrastructure and, as anticipated, we reduced the operating loss in this division by 40% excluding the acquisition charges in the second quarter last year.  We continued to focus on implementing our technology and marketing initiatives designed to help drive the long-term growth of Musician’s Friend.  At the end of the quarter, we also launched GuitarCenter.com as an independent eCommerce site.”

Guitar Center Stores

During the quarter, we opened six primary market Guitar Center stores and three secondary market stores.  We also completed the acquisition of four stores from Hermes Trading Company.  Net sales from Guitar Center stores increased 13.4% to $339.8 million from $299.6 million in the second quarter 2005, with sales from new stores contributing $24.9 million and representing 61.9% of the total increase.  Comparable store sales for the Guitar Center stores increased 5.1%.  Gross profit was 26.7% in the second quarter compared to 26.8% in the same period last year.  The variance primarily reflects higher occupancy costs, partially offset by a higher selling margin and reduced shrink.  Selling, general and administrative expenses for the Guitar Center stores were 21.3% of net sales compared to 20.3% in the year-ago period.  The increase primarily reflects the LTIP and other stock-based compensation expenses allocated to this division as well as higher advertising costs.

Musician’s Friend

Direct response net sales for the quarter increased 10.7% to $86.3 million from $78.0 million in last year’s second quarter.  Gross profit was 30.8% for the quarter compared to 31.6% in the prior year period, reflecting reduced shipping and handling revenue and increased freight expenses in line with our expectations, partially offset by a higher selling margin.  Selling, general and administrative expenses for the second quarter were 24.3% of net sales versus 21.8% in the comparable period last year.  The increase primarily reflects stock-based compensation expenses allocated to this division and higher salary, consulting and insurance costs, partially offset by reduced catalog circulation.

Music & Arts

Net sales from our Music & Arts division increased 28.9% to $31.8 million in the second quarter compared to $24.7 million in the second quarter of 2005.  The increase is due in part to the acquisition of Music & Arts Center, Inc. completed on April 15, 2005 as well as the other acquisitions concluded during the past year.  Comparable sales for the Music & Arts division increased 6.2% in the quarter, slightly ahead of our expectations.  Second quarter gross profit for Music & Arts increased to 43.7% versus 41.7% in the same period last year, which included a charge of $0.6 million, or 2.4% of sales, related to the exit of certain inventories.  Selling, general and administrative expenses for Music & Arts were 45.6% of net sales compared to 59.4% in the second quarter of 2005, which included charges of $2.8 million, or 11.4% of sales, related to the acquisition of Music & Arts.  Exclusive of the charges in last year’s second quarter, the decrease reflects improved leveraging of overhead expenses offset by LTIP and other stock-based compensation expenses allocated to this division.

Redemption of Convertible Notes

As previously announced, holders of $99,997,000 of $100,000,000 outstanding principal amount of our 4% senior convertible notes elected to convert their notes into shares of Guitar Center common stock prior to the July 15, 2006 redemption date.  As a result of these conversions, 2,891,741 shares of Guitar Center common stock were issued to the holders that elected to convert their notes.  In connection with the redemption of the unconverted bonds, Guitar Center paid approximately $4,000 in cash, which includes the redemption and premium payments and cash paid in lieu of fractional shares.

Business Outlook

In the third quarter to date, we have opened one primary market store in Fairview Heights, Illinois, and two secondary market stores in Lubbock, Texas, and Davenport, Iowa.  We plan to open an additional seven stores in the third quarter.

Based on second quarter results, we anticipate achieving consolidated net sales in the third quarter of 2006 around the low end of the range of $489 million to $501 million that we had previously provided in February 2006.  We anticipate Guitar Center comparable store sales will increase between 3% to 5%.  Our original guidance in February of 2006 indicated a range for third quarter diluted earnings per share of $0.43 to $0.49.  This guidance did not include LTIP expense, which we believe will be approximately $0.02 to $0.03 per diluted share for the third quarter.  As a consequence, the diluted earnings per share range inclusive of the LTIP expense would have been $0.40 to $0.46. We expect that diluted earnings per share for the third quarter will be around the low end of the guidance that we provided in February, as adjusted to include the LTIP expense.

The comments regarding future financial performance in the immediately preceding paragraph constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934. This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below.

Teleconference and Webcast

Guitar Center will host a conference call and webcast today, August 1st, at 2:00 p.m. PT (5:00 p.m. ET) to discuss second quarter financial results.  To access the call, please dial 800-627-7250 (domestic) or 706-645-9246 (international).  The webcast will be available on the Company’s web site at www.guitarcenter.com or at www.earnings.com.  A replay of the call will be available through August 8th, 2006 and can be accessed approximately one hour after the end of the call by dialing 800-642-1687 (domestic) or 706-645-9291 (international); pin number 3125799.  A replay of the webcast will be available at www.guitarcenter.com.

Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com.  This data includes historical stock-based compensation expense by quarter for 2005 and a reconciliation of net income under GAAP for stock-based compensation and certain other items.

About Guitar Center

Guitar Center is the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  Our retail store subsidiary presently operates 187 Guitar Center stores across the United States.  In addition, our Music & Arts division operates 94 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students.  We are also the largest direct response retailer of musical instruments in the United States through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in 2006 and store opening plans.  Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including general economic conditions, the effectiveness of our promotion and merchandising strategies, our ability to integrate and profitably operate acquired businesses, the efficient operation of our supply chain, including the continued support of our key vendors, our effective management of business risks, including litigation, and competitive factors applicable to our retail and direct response markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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